UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. ___)

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☐ Soliciting Material under §240.14a-12

BLONDER TONGUE LABORATORIES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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BLONDER TONGUE LABORATORIES, INC.

 One Jake Brown Road

Old Bridge, New Jersey 08857

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 30, 2019

To Our Stockholders:

The 2019 Annual Meeting of Stockholders of Blonder Tongue Laboratories, Inc. (the “Company,” “Blonder,” “we” or “our”) will be held at our executive offices located at One Jake Brown Road, Old Bridge, New Jersey, on May 30, 2019, beginning at 10:00 a.m., local time, for the following purposes:

1.	to elect as the Directors constituting Class III of the Board of Directors the three nominees named in the attached Proxy Statement to serve until the 2022 Annual Meeting of Stockholders;

2.	to conduct an advisory vote on our executive compensation;

3.	to conduct an advisory vote on the frequency of future advisory votes on executive compensation;

4.	to ratify the appointment of Marcum LLP, certified public accountants, as our independent registered public accounting firm for the fiscal year ending December 31, 2019; and

5.	to transact any other business as may properly come before the 2019 Annual Meeting or any adjournments or postponements thereof. In their discretion, the proxies named in the enclosed proxy card are authorized to vote upon any other business as may properly come before the 2019 Annual Meeting or any adjournments or postponements thereof.

Please read the attached Proxy Statement for further information regarding each proposal. A proxy, if properly executed and received in time for voting at the 2019 Annual Meeting, will be voted in the manner directed on the proxy. If no direction is made, the proxy will be voted FOR ALL NOMINEES for the election of directors, FOR Proposals 2 and 4, and with respect to Proposal 3, in favor of conducting an advisory vote on executive compensation every THREE YEARS.

Our Board of Directors has fixed the close of business on April 15, 2019 as the record date for determining stockholders entitled to notice of and to vote at the 2019 Annual Meeting or any adjournments or postponements thereof. Only stockholders of record at the close of business on April 15, 2019 are entitled to notice of and to vote at the 2019 Annual Meeting or any adjournments or postponements thereof.

Stockholders as of the record date of April 15, 2019 are cordially invited to attend the 2019 Annual Meeting. Attendance at the 2019 Annual Meeting will be limited to stockholders of record as of the record date or their authorized representatives and our invited guests. Regardless of whether you plan to attend the 2019 Annual Meeting in person, please complete, date and sign the enclosed proxy and return it promptly. If you receive more than one form of proxy, it is an indication that your shares are registered in more than one account, and therefore you should complete and return each proxy if you wish to vote all of your shares that are eligible to be voted at the 2019 Annual Meeting.

By Order of the Board of Directors

Eric Skolnik
Secretary

April 26, 2019

Important Notice Regarding the Availability of Proxy Materials for
the 2019 Annual Meeting of Stockholders to be Held on May 30, 2019

The Proxy Statement and Annual Report to Stockholders are available at:

http://www.astproxyportal.com/ast/07796

PLEASE COMPLETE AND RETURN THE PROXY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

TABLE OF CONTENTS

GENERAL INFORMATION	1
Voting and Proxies	1
Revocation of a Proxy	2
Voting on Other Matters	2
Costs of Proxy Solicitation	2
Voting Securities	2
PROPOSAL 1 - ELECTION OF DIRECTORS	2
DIRECTORS AND EXECUTIVE OFFICERS	3
Nominees and Continuing Directors	3
Other Executive Officers	5
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	6
CORPORATE GOVERNANCE AND BOARD MATTERS	7
Board Leadership Structure and Risk Oversight	7
Director Independence	8
Meetings of the Board of Directors; Committees	8
Audit Committee Report	11
Board Policies Regarding Communications With the Board of Directors and Attendance At Annual Meetings	12
2018 DIRECTOR COMPENSATION	12
EXECUTIVE COMPENSATION	14
Summary of Compensation Objectives and 2018 Compensation	14
Summary Executive Compensation	16
Summary Compensation Table	16
Outstanding Equity Awards At December 31, 2018	19
PROPOSAL 2 – ADVISORY VOTE ON EXECUTIVE COMPENSATION	19
PROPOSAL 3 – ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION	20
PROPOSAL 4 - RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	21
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	23
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	24
STOCKHOLDER PROPOSALS	24
ANNUAL REPORT ON FORM 10-K	25

i

BLONDER TONGUE LABORATORIES, INC.

One Jake Brown Road

Old Bridge, New Jersey 08857

PROXY STATEMENT FOR

THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON

MAY 30, 2019

GENERAL INFORMATION

This Proxy Statement is being furnished to the stockholders of Blonder Tongue Laboratories, Inc., a Delaware corporation (the “Company,” “Blonder” or “we”), in connection with the solicitation of proxies by our Board of Directors (the “Board”) for our 2019 Annual Meeting of Stockholders (the “Annual Meeting”) and at any adjournment or adjournments thereof.

Holders of our common stock, $0.001 par value per share (“Common Stock”) as of the record date of April 15, 2019 are invited to attend the Annual Meeting on May 30, 2019, at 10:00 a.m., local time. The Annual Meeting will be held at our executive offices located at One Jake Brown Road, Old Bridge, New Jersey. You may obtain directions to attend the Annual Meeting in person from our website at www.blondertongue.com/about/directions.aspx.

The mailing address of our principal executive office is One Jake Brown Road, Old Bridge, New Jersey 08857. Our telephone number is (732) 679-4000. This Proxy Statement and the enclosed form of proxy will be mailed to stockholders on or about April 26, 2019.

Voting and Proxies

You may vote on the matters to be voted on by stockholders at the Annual Meeting by completing, signing, dating and mailing the enclosed proxy card in the envelope provided. When a proxy is properly executed and delivered, the shares of Common Stock represented by the proxy will be voted at the Annual Meeting in accordance with your instructions.

You may also attend the Annual Meeting in person and cast your vote there. If your shares of Common Stock are held in the name of your broker, bank or other nominee and you wish to attend the Annual Meeting and vote in person, you must bring a legal proxy from the record holder of your shares indicating that you were the beneficial owner of the shares on April 15, 2019, the record date for determining the shares of Common Stock entitled to vote at the Annual Meeting, and that you have the right to vote your shares.

Regarding the election of Class III Directors to serve until the 2022 Annual Meeting of Stockholders (Proposal 1), stockholders may (i) vote “FOR” all of the nominees, (ii) “WITHHOLD” their votes as to all nominees or (iii) “WITHHOLD” their votes as to specific nominees. With respect to Proposals 2 and 4, stockholders may vote (i) “FOR” the Proposal, (ii) “AGAINST” the Proposal or (iii) “ABSTAIN” from voting. With respect to Proposal 3, stockholders have four choices: (i) “THREE YEARS,” (ii) “TWO YEARS,” (iii) “ONE YEAR” or (iv) “ABSTAIN” from voting.

You should specify your choices on the enclosed proxy card. A proxy, if properly executed and received in time for voting at the 2019 Annual Meeting, will be voted in the manner directed on the proxy. If no direction is made, the proxy will be voted FOR ALL NOMINEES for the election of directors, FOR Proposals 2 and 4, and with respect to Proposal 3, in favor of conducting an advisory vote on executive compensation every THREE YEARS.

Directors will be elected by a plurality of the votes cast by the holders of the shares of our Common Stock, voting in person or by proxy at the Annual Meeting. Votes withheld from one or more nominees for Director will have the same effect as abstentions and will have no effect on the vote for election of Directors. Approval of Proposals 2, 3 and 4 or any other matters to come before the Annual Meeting will require the affirmative vote of the holders of a majority of the shares of our Common Stock having voting power present in person or by proxy at the Annual Meeting. Abstentions are deemed present for determining whether a quorum necessary for the conduct of business is present and determining the shares entitled to vote, and have the effect of a vote against any matter other than the election of Directors. Broker non-votes occur when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a proposal because the beneficial owner has not provided voting instructions and the broker does not have discretionary authority to vote on the matter. Brokers and banks have discretionary authority to vote shares in the absence of instructions on matters that are considered to be “routine,” such as the ratification of the appointment of the auditors. They do not have discretionary authority to vote shares in absence of instructions on “non-routine” matters. The election of directors, the advisory vote on the approval of executive compensation and the advisory vote on the frequency of future advisory votes on executive compensation are considered “non-routine” matters. Broker non-votes are deemed present for determining whether a quorum necessary for the conduct of business is present, but are not considered to be shares “entitled to vote,” and will not be included in vote totals and will have no effect on the outcome of any matters to be voted upon at the Annual Meeting.

Revocation of a Proxy

All proxies delivered pursuant to this solicitation are revocable at any time before they are exercised by (i) filing written notice of revocation with our Secretary before the Annual Meeting, (ii) signing and delivering a later-dated proxy to our Secretary before the Annual Meeting or (iii) voting in person at the Annual Meeting. Written notices of revocation or later-dated proxies should be directed to the Secretary at the mailing address of our principal executive offices. Your attendance at the Annual Meeting alone will not constitute revocation of a proxy – you must vote by ballot at the Annual Meeting. If your shares are held in the name of a broker, bank or other nominee, you need to contact the record holder of your shares regarding how to revoke your proxy.

Voting on Other Matters

We know of no other business to be transacted at the Annual Meeting, other than the election of Class III Directors and the other proposals described in the attached Notice of Annual Meeting of Stockholders. If any other matters do arise and are properly presented, the persons named in the proxy will have the discretion to vote on those matters for you according to their best judgment.

Costs of Proxy Solicitation

We will pay the expenses associated with this solicitation of proxies for the Annual Meeting, including the cost of preparing, assembling and mailing the notice of Annual Meeting, proxy and Proxy Statement. We will solicit proxies by use of the mails, through brokers and banking institutions, and by our officers and regular employees. We may also solicit proxies by personal interview, mail, telephone or facsimile transmission. No additional compensation will be paid to those individuals for any such services.

Voting Securities

Only stockholders of record of our Common Stock at the close of business on April 15, 2019 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting or any adjournments or postponements thereof. Each stockholder of record on the Record Date is entitled to one vote for each share of our Common Stock so held. There is no cumulative voting. On the Record Date, there were 9,542,643 shares of Common Stock issued, outstanding and entitled to vote.

PROPOSAL 1 - ELECTION OF DIRECTORS

Our Certificate of Incorporation, as amended, provides that our Board shall consist of between five and eleven members, as determined from time to time by the Board, divided into three classes as nearly equal in number as possible. The size of the Board is currently set at eight Directors. Each of Class I and Class III is currently comprised of three Directors, and Class II is currently comprised of two Directors. The term of the current Class III Directors expires at the 2019 Annual Meeting, the term of the current Class I Directors expires at the 2020 Annual Meeting and the term of the current Class II Directors expires at the 2021 Annual Meeting. The successors to each class of Directors whose terms expire at an Annual Meeting will be elected to hold office for a term expiring at the Annual Meeting of Stockholders held in the third year following the year of their election.

The Directors whose terms will expire at the 2019 Annual Meeting of Stockholders are Charles E. Dietz, James F. Williams and James H. Williams, each of whom has been recommended for nomination by our Nominating and Corporate Governance Committee and nominated by our Board to stand for re-election as a Director at the Annual Meeting, to hold office until the 2022 Annual Meeting of Stockholders or until his resignation or removal, and until his successor has been duly elected and qualified. Each nominee has consented to serve as a Director, if elected.

Recommendation of the Board of Directors

Our Board of Directors recommends a vote FOR the election of Charles E. Dietz, James F. Williams and James H. Williams as Class III Directors to hold office until the 2022 Annual Meeting of Stockholders.

Proxies received by the Board of Directors will be voted FOR the election of Charles E. Dietz, James F. Williams and James H. Williams as Class III Directors, unless stockholders specify in their proxies a contrary choice.

DIRECTORS AND EXECUTIVE OFFICERS

Nominees and Continuing Directors

The following table sets forth the names and certain information about each of the nominees for election as Director and our continuing Directors:

Name	Age	Director Since

Nominees for a three-year term expiring in 2022 (Class III Directors):

Charles E. Dietz(1)	71	2011
James F. Williams(2)	61	1993
James H. Williams	87	2015

Directors not standing for election this year whose terms expire in 2020 (Class I Directors):

Anthony J. Bruno(3)	78	2008
Stephen K Necessary(4)	62	2018
Steven L. Shea(5)	60	2009

Directors not standing for election this year whose terms expire in 2021 (Class II Directors):

Robert J. Pallé	73	1993
Gary P. Scharmett(6)	63	1997

(1)	A member of the Audit and Compensation Committees.

(2)	A member of the Audit Committee.

(3)	A member of the Audit and Compensation Committees.

(4)	A member of the Compensation and Nominating and Corporate Governance Committees. Mr. Necessary was appointed to the Board on January 25, 2018.

(5)	A member of the Audit, Compensation and Nominating and Corporate Governance Committees.

(6)	A member of the Nominating and Corporate Governance Committee.

Set forth below is a brief summary of the recent business experience and background of each of the nominees for election as a Director, the continuing Directors and our executive officers. The Board believes that each nominee, and each continuing Director, possesses the qualities and experience that Directors should possess as such criteria for Board membership is described below in the section entitled “Meetings of the Board of Directors; Committees–Nominating and Corporate Governance Committee.” Also included below is information about each Director’s specific experience, qualifications, attributes or skills that led the Board to conclude that he should serve as a Director. As reflected, the Nominating and Corporate Governance Committee seeks out, and the Board is comprised of, individuals with diverse professional backgrounds, experiences and skills.

Anthony J. Bruno has been one of our Directors since February 1, 2008. Since 2007, Mr. Bruno has been a financial consultant providing corporate acquisition advisory services to various companies located in the United States. Prior to 2007, Mr. Bruno was the Vice-President of Finance for 18 years for Besam Entrance Solutions, the United States subsidiary of ASSA ABLOY Entrance Systems, a Swedish Company, managing all aspects of its financial activities in North America. Mr. Bruno also previously served as Blonder’s Vice President of Finance from 1981 to 1989.

The Board concluded that Mr. Bruno should serve as a Director due to his significant executive management experience with a large, multi-national corporation and his expertise in finance and auditing matters, including financial reporting and corporate acquisitions.

Charles E. Dietz has been one of our Directors since September 2011. Since 2008, Mr. Dietz has been an independent cable industry consultant to various clients within the cable industry. Prior to 2008, Mr. Dietz was Senior Vice President of Engineering for 12 years at Insight Communications, a multiple systems operator, and from 2001 to 2008 served as Insight Communications’ Chief Technical Officer. Mr. Dietz was responsible for all technical aspects of Insight Communications’ operations, including technology development and implementation, system construction and maintenance, purchasing, and technical regulatory compliance. Mr. Dietz has been a member of the Society of Cable Telecommunications Engineers since 1978, and a member of Cable TV Pioneers since 2010.

The Board concluded that Mr. Dietz should serve as a Director due to his extensive industry knowledge and executive and technical experience in the cable television and communications industry, including the analysis, evaluation, purchase, use and deployment of products, equipment and technology substantially similar to Blonder’s. Accordingly, Mr. Dietz brings valuable insight to our customer and vendor relationships and strong relationships with the cable industry to the Board.

Stephen K. Necessary has been one of our Directors since January 2018. From 2015 until December 2017, Mr. Necessary served as Executive Vice President, Product Development and Management at Cox Communications, Inc., where he directed new development and lifecycle management for all products across residential and business portfolios that generated over $11 billion in revenue in 2017. Mr. Necessary retired from that position at the end of 2017 and maintained a continuing relationship with the company on a part-time consulting basis through December 2018. From 2005 to 2015, Mr. Necessary served as Vice President, Video Product Development and Management at Cox Communications.

The Board concluded that Mr. Necessary should serve as a Director due to his extensive industry knowledge and executive and technical experience in the cable television and communications industry, including his management experience in directing product development and lifecycle management. Through his career-long experience in the industry served by the Company, Mr. Necessary brings valuable insight to the Board regarding customer needs, product development and relationships with the our key customer base.

Robert J. Pallé has been one of our Directors since September, 1993, our President since May, 2003 and our Chief Executive Officer since May, 2015. Prior to that, Mr. Pallé served as our Chief Operating Officer and Secretary since April, 1989, our Executive Vice President from April, 1989 until May, 2003 and as our Interim Treasurer from March through April, 2001.

The Board concluded that Mr. Pallé should serve as a Director due to his extensive business and management experience with us in various senior management positions and his in-depth knowledge of our products, lines of business, long-term strategies, challenges and opportunities. Mr. Pallé brings a broad perspective to the Board’s deliberations due to his position as our Chief Executive Officer.

Gary P. Scharmett has been one of our Directors since December, 1997. Since January, 1989, Mr. Scharmett has been a partner in the law firm of Stradley Ronon Stevens & Young, LLP, our outside counsel, and served on the Board of Directors of that firm from January, 2001 until December, 2003. He presently serves as the Co-Chair of that firm’s Finance & Restructuring Practice Group. Mr. Scharmett is a past President, and currently a member of the Board of Directors of The Association of Commercial Finance Attorneys, Inc., and a member of the Board of Directors of the Philadelphia Chapter of the Turnaround Management Association.

The Board concluded that Mr. Scharmett should serve as a Director due to the important experience, judgment and perspective he brings to the Board based upon his thirty-plus years of experience as a corporate attorney, representing a diverse range of companies on complex matters, including financing, regulatory and corporate governance matters. In addition, having served as our principal legal advisor since 1989, Mr. Scharmett has a unique understanding of our business and the industry in which we operate and compete.

Steven L. Shea has been one of our Directors since September, 2009 and was appointed to serve as the Chairman of the Board in May 2015. Mr. Shea has more than twenty-five years of investment banking experience. From January 2016 until January 2018, Mr. Shea served on the Board of Directors of TradeRiver Finance USA. From November 2013 until February 2017, Mr. Shea served as Special Advisor to Tufton Capital Management, LLC, an SEC registered investment advisor (formerly known as Hardesty Capital Management, LLC). From November 2013 through May 2015, Mr. Shea also served as Chairman of the Executive Committee of Hardesty Capital Management, LLC. From January, 2011 until November, 2013, he served as President of Hardesty Capital Management, LLC and Hardesty Capital Corporation, which provide investment advisory services to corporations, institutions and individuals. Prior thereto, Mr. Shea was an Executive Vice President of Ferris, Baker Watts, Inc. (“Ferris Baker”), from 1999 until the sale of such firm in 2008. Mr. Shea also served as the Executive Director of the Capital Markets Division of Ferris Baker and was a member of their Board of Directors and Executive and Strategic Alternative Committees of its Board of Directors. Prior to his position at Ferris Baker, Mr. Shea was a Vice President with Mercantile Safe Deposit and Trust Company from 1989 to 1993, and was a Vice President at Maryland National Bank from 1981 to 1989.

The Board concluded that Mr. Shea should serve as a Director due to his extensive financial, merchant banking, capital markets and executive management experience gained as an investment banker, including his knowledge of growth strategies, acquisition analysis and stockholder relations. He also has an in-depth familiarity with the technology and manufacturing sectors, along with experience as a director of other corporations.

James F. Williams has been one of our Directors since September, 1993. Since June 1999, he has served as the Chief Financial Officer and a Director of OSC Holding, Inc. and its subsidiaries, which provide demolition, environmental and civil contracting services primarily in the United States and Canada. From July, 2007 through February 2013, Mr. Williams served as a Director, Managing Member and Vice President of Buffalo City Center Leasing, LLC, which, was a lessor of electronic equipment. Mr. Williams presently serves on the Board of Directors of Affinity Insurance Ltd. and on the Board of Governors of the Park Country Club of Buffalo. Mr. Williams is the nephew of James H. Williams, one of our Directors.

The Board concluded that Mr. Williams should serve as a Director due to his strong experience in strategic planning, leadership, finance and executive management with various organizations. As a Director for over twenty five years, Mr. Williams also provides perspective, institutional knowledge and a deep understanding of our business.

James H. Williams has been one of our directors since February 2015. He was also a Director of Blonder from November, 1988 to May 2006, and served as our Chairman of the Board from November, 1988 until November, 1994. From 1995 to 2014, Mr. Williams served as a consultant to us under a written agreement, which agreement was terminated as of December 31, 2014. Mr. Williams is the uncle of James F. Williams, one of our Directors.

The Board concluded that Mr. Williams should serve as a Director due to his in-depth knowledge and understanding of our business, operations and strategies, as well as bringing an important historical perspective of our Company to the Board’s deliberations. Through Mr. Williams’ years of experience as an entrepreneur and investor in many diverse businesses, he contributes a common sense approach to our Board discussions and deliberations on strategic and business matters.

Other Executive Officers

Edward R. “Ted” Grauch, 53, has been our Executive Vice President and Chief Operating Officer since October 30, 2018. From May 2017 until joining the Company, Mr. Grauch served as President of Kaonmedia USA, Inc., the US subsidiary of South Korea-based Kaonmedia Co., Ltd., the world’s fifth largest Set-Top and Broadband device manufacturer, where his responsibilities included all management, finance, technology marketing and product differentiation. From August 2016 until April 2017, Mr. Grauch served as a Technology Strategy consultant to a  Denver-based start-up company, and from June 2015 until August 2016, he served as Vice President, Global Operator & OEM Marketing at STMicroelectronics. Prior to joining STMicroelectronics, Mr. Grauch served as a business consultant for Intel Corporation from April 2015 to June 2015, and from January 2010 until April 2015, he served as Vice President, Video Premise Technologies at Comcast Cable, where he oversaw all video CPE products associated with Comcast’s X1 and voice remote programs.

Eric S. Skolnik, 54, has been a Senior Vice President since May, 2003 and our Chief Financial Officer, Treasurer and Assistant Secretary since May, 2001. Mr. Skolnik served as our Interim Chief Financial Officer from January, 2001 through April, 2001. He was our Corporate Controller from May, 2000 through January, 2001. From 1994 until May, 2000, Mr. Skolnik worked as a certified public accountant with BDO Seidman, LLP.

Ronald V. Alterio, 49, has been our Vice President-Engineering, Chief Technology Officer since July 23, 2018. From 2016 until he joined the Company, Mr. Alterio served as Vice President – Engineering of ARRIS, following ARRIS’ acquisition of Pace plc. Mr. Alterio served in a variety of positions at the Pace Americas unit of Pace plc since 2000, including Senior Vice President – Engineering from 2015 to 2016 and Vice President – Engineering from 2013 to 2015.

Allen Horvath, 67, has been our Vice President-Manufacturing since May, 2003 and is responsible for our manufacturing activities. Mr. Horvath served as our Manufacturing Manager from 1998 until May, 2003. Since 1976, Mr. Horvath has served us in various management positions in the areas of production testing, engineering, quality control and manufacturing.

Jeffrey Smith, 55, has been our Vice President-Sales since May, 2011. Mr. Smith served as our Vice President-North American Sales from October 2007 through May 2011, as our National Director of Sales from December 2006 through October 2007, and as our Director of South Central Regional Sales from January 2006 through December 2006. From February 2002 through May 2005, Mr. Smith worked as Director of Commercial Installations at Dish Network®.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our Common Stock as of April 15, 2019 by (i) each person who is known by us to beneficially own more than five percent of our Common Stock, (ii) each of our Directors, (iii) each of our executive officers named in the Summary Compensation Table below, and (iv) all our executive officers and Directors as a group. Except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares that they beneficially own, subject to community property laws where applicable.

Name and Address of Beneficial Owner(1)(2)	Amount and Nature of Beneficial Ownership(1)		Percent of Class Beneficially Owned
Directors and Executive Officers:

Robert J. Pallé	3,386,306	(3)	33.06%
Anthony J. Bruno	302,066	(4)	3.12%
Charles E. Dietz	311,950	(5)	3.23%
Stephen K. Necessary	29,009	(6)	*
Gary P. Scharmett	375,268	(7)	3.87%
Steven L. Shea	739,639	(8)	7.63%
James F. Williams	308,872	(9)	3.19%
James H. Williams	507,649	(10)	5.27%
Eric S. Skolnik	165,870	(11)	1.70%
Allen Horvath	172,167	(12)	1.77%
Jeffery Smith	75,001	(13)	*
Edward R. Grauch	170,000		1.77%
All Directors and executive officers as a group (14 persons)	6,775,845		60.33%

Additional Beneficial Owners:

Stephen E. Walker	1,116,600	(14)	11.64%
Carol M. Pallé	1,079,095	(15)	11.21%

*	Less than one percent.

(1)	Beneficial ownership as of April 15, 2019 for each person listed includes shares subject to options held by such person which are exercisable within 60 days after such date. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (“SEC”) and generally includes voting or investment power with respect to securities, which voting or investment power may be further described in the footnotes below. This table contains information furnished to us by the respective stockholders or contained in filings made with the SEC. Certain of our executive officers and Directors may, from time to time, hold some or all of their Common Stock in brokerage accounts having outstanding margin loan balances secured by the Common Stock and the other investment securities held in such brokerage accounts.

(2)	Unless otherwise indicated, the address for each beneficial owner is c/o Blonder Tongue Laboratories, Inc., One Jake Brown Road, Old Bridge, NJ 08857.

(3)	Includes 200,000 shares of Common Stock owned of record by a limited liability company of which Mr. Pallé and his spouse are the sole members, 620,833 shares of Common Stock underlying options granted by us to Mr. Pallé which are exercisable within 60 days after April 15, 2019, 842,000 shares of Common Stock jointly owned by Mr. Pallé and his spouse who holds a non-officer position with the Company, 10,000 shares of Common Stock owned by Mr. Pallé’s spouse, and 27,000 shares of Common Stock underlying options granted by us to Mr. Pallé’s spouse, which are exercisable within 60 days after April 15, 2019. Mr. Pallé disclaims beneficial ownership of the 10,000 shares of Common Stock owned by his spouse and the 27,000 shares of Common Stock underlying options granted by us to his spouse. See footnote 15 below.

(4)	Includes 100,000 shares of Common Stock underlying options granted by us which are exercisable within 60 days after April 15, 2019.

(5)	Includes 72,500 shares of Common Stock underlying options granted by us which are exercisable within 60 days after April 15, 2019.

(6)	Includes 18,630 shares of Common Stock underlying options granted by us which are exercisable within 60 days after April 15, 2019.

(7)	Includes 100,000 shares of Common Stock underlying options granted by us which are exercisable within 60 days after April 15, 2019.

(8)	Includes 92,500 shares of Common Stock underlying options granted by us which are exercisable within 60 days after April 15, 2019.

(9)	Includes 100,000 shares of Common Stock underlying options granted by us which are exercisable within 60 days after April 15, 2019.

(10)	Includes 39,166 shares of Common Stock underlying options granted by us which are exercisable within 60 days after April 15 2019.

(11)	Includes 139,167 shares of Common Stock underlying options granted by us which are exercisable within 60 days after April 15, 2019.

(12)	Includes 114,167 shares of Common Stock underlying options granted by us which are exercisable within 60 days after April 15, 2019.

(13)	Includes 66,667 shares of Common Stock underlying options granted by us which are exercisable within 60 days after April 15, 2019.

(14)	As reported on Schedule 13G/A filed by Stephen E. Walker on February 8, 2019. The business address of this stockholder is 1801-R Brassfield Road, Greensboro, NC 27410.

(15)	Carol M. Pallé is the spouse of Robert J. Pallé. Includes 200,000 shares of Common Stock owned of record by a limited liability company of which Mr. and Mrs. Pallé are the sole members, 842,095 shares of Common Stock jointly owned by Mr. and Mrs. Pallé, and 27,000 shares of Common Stock underlying options granted by us to Mrs. Pallé, which are exercisable within 60 days after April 15, 2019. Except as disclosed in this footnote, Mrs. Pallé disclaims beneficial ownership of all shares of Common Stock beneficially owned by Mr. Pallé, other than 200,000 shares of Common Stock owned of record by a limited liability company of which Mr. and Mrs. Pallé are the sole members and 842,095 shares of Common Stock jointly owned by Mr. and Mrs. Pallé. Mrs. Pallé has entered into an agreement with Mr. Pallé granting him voting and dispositive power with respect to the 200,000 shares and 842,095 shares of Common Stock referenced in the preceding sentence.

CORPORATE GOVERNANCE AND BOARD MATTERS

Board Leadership Structure and Risk Oversight

Historically, the Board has determined that our Chief Executive Officer was best situated to serve as Chairman of the Board because he was the Director most familiar with our business and industry, and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. Independent Directors and management have different perspectives and roles in strategy development. Our independent Directors bring experience, oversight and expertise from outside the company and industry, while the Chief Executive Officer brings company-specific experience and expertise. Following the resignation of our then-serving Chairman and CEO in 2015, our Board carefully evaluated our Board governance structure and considered alternative approaches. As a result of that evaluation and analysis, the Board determined that it was in the Company’s best interests to separate the roles of Chairman of the Board and Chief Executive Officer, so that the Chairman’s role would be filled by an independent Director. As a result, in May 2015, the Board appointed Steven L. Shea to serve as our Chairman of the Board and Mr. Shea continues to serve as our Chairman.

The Board believes that establishing the right “tone at the top” and full and open communication between management and the Board of Directors are essential for effective risk management and oversight. At each regular Board meeting, the Board receives reports from members of senior management on areas of material risk to Blonder, including operational, financial, strategic and performance risks. The full Board receives these reports from the appropriate “risk owner” within the organization to facilitate our risk identification, risk management and risk mitigation strategies. This enables the Board to coordinate risk oversight, particularly with respect to risk interrelationships across corporate disciplines.

The Board has an active role, as a whole and also at the committee level, in overseeing management of our risks. The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to areas of financial reporting and compliance with laws, rules and regulations applicable to us, including those related to accounting regulation, insider trading, antitrust, and employment discrimination, whistle blowing and conflicts of interest faced by employees, officers and Directors. The Compensation Committee assists the Board in fulfilling its oversight responsibilities with respect to our compensation policies and programs. The Nominating and Corporate Governance Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with Board organization and membership, and succession planning for our Directors and senior executive officers.

Director Independence

The Board of Directors has considered the independence of our Directors pursuant to Section 803A of the NYSE American Company Guide (“Independence Rules”). Under the Independence Rules, a Director may not be determined to be independent if certain relationships exist. In addition to reviewing whether any of those specific disqualifying relationships exist under the Independence Rules, the NYSE American also requires that the Board determine whether any of our Directors has a relationship that it believes would interfere with the exercise of independent judgment in carrying out the responsibilities of a Director. In the course of this determination, the Board considered the following relationship and arrangement between a non-management Director and us, which was determined to be immaterial and not falling within one or more of the disqualifying relationships under the Independence Rules or which would otherwise interfere with the exercise of the Director’s independent judgment in carrying out the responsibilities of a Director:

●	Gary P. Scharmett: The fees paid by us to the law firm where he is a partner were below 5% of the law firm’s consolidated gross revenue in each of the prior three years. See “Certain Relationships and Related Transactions” below for more detail on these fees paid for legal services.

Based on this review, the Board has determined that, except for Robert J. Pallé, our Chief Executive Officer and President, each of our Directors is independent pursuant to the Independence Rules. Accordingly, the current Board consists of a majority of independent Directors.

Meetings of the Board of Directors; Committees

The Board of Directors has three standing committees: the Compensation Committee, the Nominating and Corporate Governance Committee and the Audit Committee. During the year ended December 31, 2018, the Board of Directors held 23 meetings, the Compensation Committee held 14 meetings, the Nominating and Corporate Governance Committee held three meetings, and the Audit Committee held six meetings. Each member of the Board of Directors attended (either in person or via teleconference) at least 75% of the aggregate of the total number of Board meetings and Committee meetings held in 2018 during the period in which he served as a Director and/or committee member.

Compensation Committee. The Compensation Committee is currently comprised of Charles E. Dietz, Steven L. Shea, Anthony J. Bruno and Stephen K. Necessary, each of whom is a non-employee Director. Mr. Dietz serves as the Chairman of the Compensation Committee. Each of the members of the Compensation Committee who served during the 2018 fiscal year was independent, as independence for compensation committee members is defined by the Independence Rules.

The Compensation Committee determines compensation for our executive officers and administers each of our existing stock incentive plans, other than the Amended and Restated 2005 Director Equity Incentive Plan, the 2016 Director Equity Incentive Plan and the Amended and Restated Director Stock Purchase Plan, each of which is administered by the Board.

The Compensation Committee’s responsibilities include, among other duties, the responsibility to:

●	evaluate the performance of the Chief Executive Officer/President;

●	review and approve the base salary (subject to Board approval), bonus, incentive compensation and any other compensation for the Chief Executive Officer/President;

●	review the Chief Executive Officer’s recommendations for the compensation of the other executive officers, make appropriate adjustments and approve such compensation;

●	monitor our cash bonus and equity-based compensation plans and discharge the duties imposed on the Compensation Committee by the terms of those plans;

●	review and approve the proposal regarding the Say on Pay Vote when the same is required to be included in our proxy statement, and to review and recommend to the Board for approval the frequency with which we will conduct Say on Pay Votes; and

●	perform other functions or duties deemed appropriate by the Board.

Compensation decisions for the Chief Executive Officer/President and all other executive officers are reviewed and approved by the Compensation Committee, subject to ratification by the Board of the base salary for the Chief Executive Officer/President. The Compensation Committee relies upon the Chief Executive Officer to assist the Compensation Committee in performing its duties with regard to all other executive officers. The Compensation Committee does not delegate any of its authority to other persons. In recent years the Compensation Committee has not retained a compensation consultant in determining the base salary for our executive officers or for any other purpose.

With regard to the compensation of our Chief Executive Officer/President, the Compensation Committee reviews individual performance, written comments and performance grades received from members of the Board regarding performance, relevant compensation information from salary surveys (when available), and summary information and periodically, comments from peer review questionnaires. The Chief Executive Officer also provides the Compensation Committee with a summary review of the President’s (except when the Chief Executive Officer and the President are the same person) performance. Based upon its review of all of the foregoing information, the Compensation Committee determines the form and amount of compensation for these officers, subject to Board approval of their base salaries. The base salary of the Chief Executive Officer/President is presently reviewed every year.

With regard to compensation for the other executive officers, the Compensation Committee reviews the Chief Executive Officer’s written summary review of the executive officers’ performance and this information may be supplemented by summary information and comments from periodic peer review questionnaires. The Chief Executive Officer also provides a recommendation as to the appropriate form and amount of compensation for each other executive officer. The Compensation Committee reviews and considers the recommendation of the Chief Executive Officer, makes adjustments as appropriate and approves them. This review and adjustment procedure is performed annually for the other executive officers.

The Compensation Committee does not establish the amount or form of Director compensation. These determinations are made and approved by the full Board. However, the Compensation Committee will periodically review and recommend to the Board compensation, equity-based plans and benefit programs for non-employee Directors. Grants of stock option awards and/or restricted or unrestricted shares to non-employee Directors are generally made annually upon consideration and approval by the full Board, with each non-employee Director abstaining from voting on an award to him.

The Board has adopted a written charter for the Compensation Committee. The Compensation Committee reviews and reassesses the charter for adequacy on an annual basis. A copy of the Compensation Committee Charter is available on our website at www.blondertongue.com under the “About Us/Investor Relations/Compensation Committee Charter” caption.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee (“NCG Committee”) is currently comprised of Gary P. Scharmett, Stephen K. Necessary and Steven L. Shea, each of whom is a non-employee Director. Mr. Scharmett serves as the Chairman of the NCG Committee. Each of the members of the NCG Committee who served during the 2018 fiscal year was independent, as independence for nominating committee members is defined by the Independence Rules.

The NCG Committee, among other things, (i) considers and makes recommendations to the Board of Directors concerning the appropriate size of the Board and nominees to stand for election or fill vacancies on the Board, as well as the composition of our standing committees, (ii) oversees the Company’s corporate governance practices, including reviewing and recommending to the Board for approval, changes to the Company’s corporate governance framework, including its certificate of incorporation and bylaws, and (iii) reviews stockholder proposals submitted for action at the annual meeting of stockholders and makes recommendations as to Board action in connection therewith. With regard to Board and Committee composition matters, the NCG Committee identifies, recruits, considers and recommends candidates to fill positions on the Board in accordance with its criteria for Board membership (as such criteria are generally described below). In searching for qualified Director candidates to nominate for election at an annual meeting of stockholders, the NCG Committee will initially consider nominating the current Directors whose terms are expiring and will consider their past performance on the Board, along with the criteria for Board membership, in determining whether to nominate them for re-election. In connection with nominations for elections at annual meetings or to fill vacancies in the Board, the NCG Committee may solicit the current members of the Board to identify qualified candidates through their business and other organizational networks and may also retain director search firms as it determines necessary in its own discretion. The NCG Committee will then consider the potential pool of Director candidates derived from the foregoing process, select the top candidates to fill the number of openings based on their qualifications, the Board’s needs (including the need for independent Directors) and the criteria for Board membership. The NCG Committee will then conduct a thorough investigation of the proposed candidates’ backgrounds to ensure there is no past history that would disqualify such candidates from serving as Directors. Those candidates that are selected and pass the background investigation will be recommended to the full Board for nomination.

The criteria for a nominee to the Board include, among other things:

●	the highest personal and professional ethics, strength of character, integrity and values;

●	experience as a senior manager, chief operating officer or chief executive officer of a relatively complex organization or, if in a professional or scientific capacity, be accustomed to dealing with complex problems, or otherwise shall have obtained and excelled in a position of leadership;

●	education, experience, intelligence, independence, fairness, reasoning ability, practical wisdom, and vision to exercise sound, mature judgments on a macro and entrepreneurial basis on matters which relate to our current and long-term objectives;

●	competence and willingness to learn our business, and the breadth of viewpoint and experience necessary for an understanding of the diverse and sometimes conflicting interests of stockholders and other constituencies;

●	the nominee should be of such an age at the time of election to assure a minimum of three years of service as a Director, and should be free and willing to attend regularly scheduled meetings of our Board of Directors and its committees over a sustained period and otherwise be able to contribute a reasonable amount of time to our company affairs;

●	the stature and capability to represent us before the public, stockholders, and other various individuals and groups that affect us; and

●	willingness to objectively appraise the performance of management in the interest of the stockholders and question management’s assumptions when inquiry is appropriate.

The NCG Committee does not have a formal policy with respect to diversity. However, in order to enhance the overall quality of the Board’s deliberations and decisions, the NCG Committee seeks candidates with diverse professional backgrounds and experiences, representing a mix of industries and professions with varied skill sets and expertise.

The Board has adopted a written charter for the NCG Committee. The NCG Committee reviews and reassesses the charter for adequacy on an annual basis and proposes any recommended changes to the Board. A copy of the Nominating and Corporate Governance Committee Charter is available on our website at www.blondertongue.com under the “About Us/Investor Relations/Nominating Committee Charter” caption.

Audit Committee. The Company has a separately designated standing audit committee that has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (“Exchange Act”) and Rule 10A-3 promulgated under the Exchange Act. The Audit Committee is currently comprised of Anthony J. Bruno, Charles E. Dietz, Steven L. Shea, and James F. Williams, each of whom is a non-employee Director. The Audit Committee, among other things:

●	oversees our accounting and financial reporting process and audits of our financial statements;

●	selects, retains or terminates our independent registered public accounting firm;

●	reviews the plans and results of the audit engagement with the independent registered public accounting firm;

●	discusses with the independent registered public accounting firm all necessary accounting policies and practices to be used and alternative treatments of financial information discussed with management;

●	oversees the work of the independent registered public accounting firm;

●	evaluates and pre-approves audit and non-audit services provided by the independent registered public accounting firm;

●	reviews the independence of the independent registered public accounting firm;

●	assures the regular rotation of the audit partners;

●	considers the range of audit and non-audit fees and determines the compensation of the independent registered public accounting firm;

●	reviews financial and earnings information released to the public, analysts and other third parties; and

●	reviews the adequacy of our internal accounting controls.

Each of the members of the Audit Committee who served during the 2018 fiscal year was independent, as independence for audit committee members is defined by the Independence Rules and each also meets the requirements of Rule 10A-3 under the Exchange Act. Our Board of Directors has determined that a member of the Audit Committee, Anthony J. Bruno, qualifies as an “audit committee financial expert” as defined in Section 407(d)(5)(ii) of Regulation S-K. The Board has adopted a written charter for the Audit Committee. The Audit Committee reviews and reassesses the charter for adequacy on an annual basis. A copy of the Audit Committee Charter is available on our website at www.blondertongue.com under the “About Us/Investor Relations/Audit Committee Charter” caption.

Audit Committee Report

The Audit Committee of the Board of Directors has:

●	reviewed and discussed the audited financial statements with management;

●	discussed with Blonder’s independent registered public accounting firm the matters required to be discussed by Statement of Auditing Standards No. 1301, Communications with Audit Committees as adopted by the Public Company Accounting Oversight Board;

●	received the written disclosures and the letter from Blonder’s independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence required by Rule 3526; and

●	discussed with Blonder’s independent registered public accounting firm their independence from Blonder and its management required by Rule 3526.

Management is responsible for the preparation, presentation and integrity of Blonder’s financial statements, the financial reporting process, accounting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Blonder’s independent registered public accounting firm is responsible for performing an independent audit of the financial statements in accordance with Standards of the Public Company Accounting Oversight Board (United States) and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. The Audit Committee has relied, without independent verification, on the information provided to it and on the representations of management and the independent registered public accounting firm that the financial statements have been prepared in conformity with United States generally accepted accounting principles.

Based on the review and discussions referred to in the items above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Blonder’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

The Audit Committee

Anthony J. Bruno, Chairman
Charles E. Dietz
Steven L. Shea
James F. Williams

Board Policies Regarding Communications With the Board of Directors and Attendance at Annual Meetings

Our Board of Directors maintains a process for stockholders to communicate with the Board. A stockholder wishing to communicate with our Board of Directors, or any individual member(s) of the Board of Directors, can send a written communication to the attention of the Board of Directors (or specific individual Director(s), if applicable) at the following address: c/o Corporate Secretary, One Jake Brown Road, Old Bridge, New Jersey 08857. Any such communication must state the number of shares beneficially owned by the stockholder making the communication. Our Corporate Secretary will forward such communication to the full Board of Directors or to any individual Director or Directors to whom the communication is directed unless the communication is unduly hostile, threatening, illegal or similarly inappropriate, in which case our Corporate Secretary has the authority to discard the communication or take appropriate legal action regarding the communication.

While we do not have a formal written policy regarding Board member attendance at our Annual Meeting, we actively encourage our Directors to attend the Annual Meeting of Stockholders. All Directors and officers at the time of our 2018 Annual Meeting of Stockholders attended the 2018 Annual Meeting.

2018 DIRECTOR COMPENSATION

Summary Compensation Table

The following table discloses the actual compensation paid to or earned by each of our Directors who is not also a named executive officer in fiscal year 2018:

Name	Fees Earned or Paid in Cash ($)(1)	Stock and Option Awards ($)(2)		All Other Compensation($)	Total ($)
Anthony J. Bruno	43,270	17,045	(3)	-	60,315
Charles E. Dietz	42,100	17,045	(3)	-	59,145
Stephen K. Necessary	38,964	15,878	(3)	-	54,842
Gary P. Scharmett	39,100	17,045	(3)	-	56,145
Steven L. Shea	67,800	17,045	(3)	-	84,845
James F. Williams	37,700	17,045	(3)	-	54,745
James H. Williams	34,500	17,045	(3)	-	51,545

(1)	Pursuant to our Amended and Restated Director Stock Purchase Plan, Board members have the ability to elect to receive awards of fully vested shares of Common Stock in lieu of cash payment of director fees otherwise payable to them. During 2018, (i) Mr. Necessary received an aggregate of 6,379 shares of Common Stock in lieu of cash payments of fees earned in 2018 and (ii) Mr. Scharmett received an aggregate of 6,904 shares of Common Stock in lieu of cash payments of fees earned in 2018.

(2)	The amounts in the “Stock and Option Awards” column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 14 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018.

(3)	Each non-employee Director (other than Mr. Necessary) was granted an option to purchase 20,000 shares of Common Stock, which options vested on April 4, 2019. Mr. Necessary was granted an option to purchase 18,630 shares of Common Stock, which options vested on April 4, 2019.

Director Compensation Arrangements

We pay each of our non-employee Directors an annual retainer of $25,000, payable quarterly, and the non-employee Director who serves as our Chairman of the Board receives an additional annual retainer for serving in that capacity of $25,000, also payable quarterly. We also pay each non-employee Director a fee of $1,000 for each Board meeting attended in person ($500 if attendance was telephonic) and a fee of $600 for each committee meeting attended in person ($300 if attendance was telephonic or if attending on the same date as a Board meeting). We reimburse each Director for certain travel, lodging and related expenses incurred in connection with attendance at Board and committee meetings. From time to time, in the sole discretion of the Board, we grant equity awards to our non-employee Directors. During 2018, we did not pay Mr. Pallé, our President and Chief Executive Officer, any separate compensation for serving on the Board of Directors or any committees thereof.

On March 19, 2015, the Board adopted the Director Stock Purchase Plan, which was intended to enable outside directors to allocate portions of their annual retainer fees to be paid in shares of the Company’s Common Stock, in lieu of cash payments. This plan was designed and derived from the Executive Stock Purchase Plan adopted by the Company in June 2014, which was intended to enable executive officers of the Company to allocate a portion of their base salary to be paid in shares of the Company’s Common Stock, in lieu of cash. In March 2016, the Company adopted the Amended and Restated Director Stock Purchase Plan, which replaced the Director Stock Purchase Plan. Under the Amended and Restated Director Stock Purchase Plan, the portion of directors’ fees (including meeting fees, which were not permitted to be converted into common stock purchases under the Director Stock Purchase Plan) permitted to be paid in shares of the Company’s Common Stock, in lieu of cash, was increased and the new plan was made more flexible to encourage the non-employee directors to elect to receive shares of the Company’s Common Stock in lieu of cash payments.

Director Benefit Plans

In May 2005, our stockholders approved the adoption of the Blonder Tongue Laboratories, Inc. 2005 Director Equity Incentive Plan (the “Original 2005 Director Plan”). In May, 2014, our stockholders approved an amendment and restatement in its entirety of the Original 2005 Director Plan (as amended and restated, the “A&R 2005 Director Plan”), effective as of February 7, 2014, which, among other things, (i) increased the number of shares of Common Stock available for issuance under the A&R 2005 Director Plan, (ii) extended the term of the A&R 2005 Director Plan to February 7, 2024, (iii) made awards under the A&R 2005 Director Plan subject to clawback provisions under applicable law or under policies that may be adopted by us from time to time, and (iv) prohibited repricing of stock options absent advance stockholder approval.

The A&R 2005 Director Plan is administered by our Board of Directors. Under the A&R 2005 Director Plan, Directors who are not currently employed by us or by any of our subsidiaries and who have not been so employed within the past six months, are eligible to receive equity-based awards from time to time as determined by our Board. Under the A&R 2005 Director Plan, eligible Directors may be awarded stock options to purchase a number of shares of Common Stock (“Stock Options”), stock appreciation rights to receive the excess, if any, of the fair market value of a specified number of shares of Common Stock at the time of exercise over the grant price (“SARS”) or stock awards (“Stock Awards”) at no cost to the Director, which may be either restricted stock or unrestricted stock. Each grant of Stock Options, SARS or Stock Awards will be subject to a written Award Agreement, which shall specify the terms and conditions of the grant as determined by the Board of Directors; provided, however, that the exercise price for any Stock Options or SARS granted shall not be less than the fair market value of the underlying Common Stock on the date of grant. The A&R 2005 Director Plan expires on February 7, 2024.

At our 2016 Annual Meeting, our stockholders approved the adoption of the Blonder Tongue Laboratories, Inc. 2016 Director Equity Incentive Plan (the “2016 Director Plan”), which supplements the A&R 2005 Director Plan.

The 2016 Director Plan is administered by our Board of Directors. Under the 2016 Director Plan, Directors who are not currently employed by us or by any of our subsidiaries and who have not been so employed within the past six months, are eligible to receive equity-based awards from time to time as determined by our Board. The 2016 Director Plan authorizes the award of up to a maximum of 400,000 shares. Any shares subject to an award issued under the 2016 Director Plan which is terminated, canceled, expired or forfeited for any reason will again be available for the grant of an award. Under the 2016 Director Plan, eligible Directors may be awarded Stock Options, SARS or Stock Awards, which may be either restricted stock or unrestricted stock. Each grant of Stock Options, SARS or Stock Awards will be subject to a written Award Agreement which shall specify the terms and conditions of the grant as determined by the Board of Directors; provided, however, that the exercise price for any Stock Options or SARS granted shall not be less than the fair market value of the underlying Common Stock on the date of grant. Awards under the 2016 Director Plan are subject to clawback provisions under applicable law or under policies that may be adopted by us from time to time, and Stock Options awarded under the 2016 Director Plan cannot be re-priced absent advance stockholder approval. The 2016 Director Plan expires on February 4, 2026.

EXECUTIVE COMPENSATION

Summary of Compensation Objectives and 2018 Compensation

Our Compensation Committee is responsible for evaluating and approving compensation for our executive officers. The individual who served as our Chief Executive Officer and President in 2018 and the other individuals included in the Summary Compensation Table on page 16, are referred to as the “named executive officers.” This section discusses our compensation objectives and provides an overview of the application of these objectives with regard to the compensation paid to our named executive officers in 2018.

The primary objective of our executive compensation program is to assist us in attracting, retaining and motivating talented executives to execute our business strategy and maximize short-term and long-term profits and stockholder value. We seek to achieve these objectives by:

●	providing direct compensation and rewards programs that are externally competitive to attract and retain the talent needed;

●	rewarding performance of executives who contribute to strategic and operational goals; and

●	providing compensation that aligns with long-term business objectives and stockholders’ interests.

The key elements of our executive officer compensation program are:

●	base salary;

●	annual incentive compensation in the form of cash bonuses; and

●	long-term incentive compensation.

The Compensation Committee considers various factors when making compensation decisions with regard to the named executive officers, including external market forces, individual circumstances and performance. A description of these factors and the procedures followed by the Compensation Committee in determining executive compensation are set forth above under “Meetings of the Board of Directors; Committees–Compensation Committee.”

Our compensation program has been designed to promote a performance-based culture which aligns the interests of our named executive officers and other officers with the interests of our stockholders. Our compensation program makes a substantial portion of executive pay variable, subject to increase when performance targets are achieved, and subject to reduction when performance targets are not achieved. This includes annual incentive cash compensation based on the achievement of specified performance objectives. A substantial portion of our named executive officers’ compensation is also based on equity awards with long-term vesting requirements, which have been in the form of stock options in recent years. These stock options create long-term incentives as the executive only benefits if our stock price appreciates over the long-term.

The historical payouts under our Executive Bonus Plan (as defined below) are evidence of the pay for performance structure of our compensation program. For example, based on the improvement in operating results in fiscal 2010 as compared to fiscal 2009, bonuses were paid under the Executive Bonus Plan to the named executive officers upon the achievement of the pre-tax income objectives set under the Executive Bonus Plan. In contrast, since 2010, we have not paid any bonuses to the named executive officers under the Executive Bonus Plan, due to the failure to meet the objectives that were set at the beginning of each of the relevant fiscal years.

Base Salary. Base salaries are intended to provide a level of cash compensation that is externally competitive in relation to the responsibilities of the executive’s position, with adjustments reflective of recent performance. Individual salaries for executive officers are generally reviewed annually by the Compensation Committee in accordance with the procedures described above, including their respective performance reviews. The performance evaluation focuses on the executive’s performance during the past year of the responsibilities of such executive’s position, the executive’s improvement in areas where any deficiencies may have been noted in the past, and the executive’s achievement of any specific goals and objectives which may have been established for such executive, including achievement of budget objectives. Our overall profit for the fiscal year, the executive’s individual contribution to that profit, and general economic and industry conditions are also considered. This assessment of individual performance contributions is, however, subjective and not conditioned upon the achievement of any specific, pre-determined performance targets.

It has been and continues to be the philosophy of the Compensation Committee that opportunities for significant increases in annual compensation by our senior executives should generally be derived from performance based results that are aligned with the interests of the Company’s stockholders or in connection with significant changes in the scope and nature of the responsibilities assigned to a particular executive. As such, annual adjustments for our senior executives have historically been modest (and have even remained flat or have been reduced from time to time), while opportunities to earn substantial bonus payments tied to Blonder’s net profits have been regularly made available under the Executive Bonus Plan.

Bonus Plan. We provide executives with an annual opportunity to earn cash incentive awards through the Executive Officer Bonus Plan (the “Executive Bonus Plan”). These cash bonuses are intended to motivate and reward the achievement of short-term profit, which is a key element of the Compensation Committee’s overall compensation philosophy. Cash bonus awards under the Executive Bonus Plan are paid to officers during a particular fiscal year based upon and relating to our financial performance during the prior fiscal year. During the first quarter of each fiscal year, we designate which of our executive officers are to participate in the Executive Bonus Plan for that year. We then establish one or more objective performance goals for the participants and a formula to determine bonus payments based on the achievement of the articulated goal(s). Presently, the bonus for any participant may not exceed 100% of the participant’s base salary. Since the performance goals for 2018 were not met, no bonuses were paid to the named executive officers for 2018. Details of the Executive Bonus Program for 2018 are set forth below under “Executive Officer Bonus Plan.”

Long-Term Incentive. Long-term incentives are intended to motivate and retain executives and reward them based upon our long-term performance. Our primary vehicle for providing these incentives is the grant of equity-based and other performance awards under our Amended and Restated 2005 Employee Equity Incentive Plan (“A&R 2005 Employee Plan”) and our 2016 Employee Equity Incentive Plan (“2016 Employee Plan”). In 2017 and 2018, the Compensation Committee granted stock options vesting over a three-year period. The Compensation Committee believes stock options provide long-term incentives to executives while aligning their interests with those of the public stockholders, as the executive only benefits if the stock price increases after the date of grant and only by the amount of the increase. While the Compensation Committee subjectively determines the number of options to be granted, it generally considers the following in making its decisions:

●	the number of outstanding options in relation to the number of outstanding shares of our Common Stock to determine the dilutive effect of additional options;

●	the number of outstanding options that have an exercise price below the current market price (and the magnitude of the exercise price below the current market price) to determine the incentive being created by the outstanding options;

●	the position and level of responsibility of the executive officer and his or her recent performance; and

●	the number of shares owned and options outstanding for an individual executive officer to determine the incentive effect of further options.

The Compensation Committee believes that restricted stock awards provide the recipients of such awards with an immediate tangible benefit of “ownership” in a way that awards of stock options do not necessarily provide, and also encourage continuing loyalty because of the vesting periods applicable to those awards.

Similar to other types of compensation, the Compensation Committee determines the grant of equity based awards to the President and Chief Executive Officer and the other named executive officers. All options stated below vest over three years in equal yearly installments on the yearly anniversary of the award date.

Summary Executive Compensation

The following table summarizes the total compensation paid to or earned by our Chief Executive Officer, Chief Financial Officer and Vice President - Operations for services rendered to us in all capacities for the fiscal years ended December 31, 2018 and 2017.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock and Option Awards ($)(2)	All Other Compensation ($)		Total ($)
Robert J. Pallé	2018	$60,154	$-	$62,263	$47,673	(3)	$170,090
Chief Executive Officer, President and Assistant Secretary	2017	42,000	-	97,430	22,025		161,455

Eric Skolnik	2018	190,460	-	26,462	11,434	(4)	228,356
Chief Financial Officer,	2017	186,717	-	14,085	8,518		209,320
Treasurer and Secretary

Allen Horvath	2018	168,180	-	26,462	13,514	(5)	208,156
Vice President-Operations	2017	164,875	-	14,085	13,406		192,366

Nezam Nikoo	2018	183,100	-	49,114	14,001	(7)	246,215
Former Vice President-Engineering, Former Chief Technical Officer(6)	2017	188,565	-	14,085	14,180		216,830

(1)	On February 14, 2019, the Compensation Committee set the base salary of Mr. Pallé at $328,000 per year, retroactive to January 1, 2019. On August 2, 2018, the Compensation Committee set the base salary of Mr. Skolnik at $225,000 per year and Mr. Horvath at $200,000 per year, with such base salaries to become effective subject to and effective as of the first payroll date following the consummation of the sale of the Company’s Old Bridge Facility, which, as previously reported, was completed on February 1, 2019.

(2)	The amounts in the “Stock and Option Awards” column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 14 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018.

(3)	The amounts shown in the “All Other Compensation” column for Mr. Pallé include personal use of a company car, professional fees for tax return preparation and in connection with the loan agreement matters discussed in “Certain Relationships and Related Transactions,” our matching contribution to our 401(k) defined contribution plan for the benefit of Mr. Pallé and the dollar value of life insurance premiums paid by us with respect to life insurance for the benefit of Mr. Pallé, including the supplemental life insurance for the benefit of Mr. Pallé as described below under “Compensation Arrangements.”

(4)	The amounts shown in the “All Other Compensation” column for Mr. Skolnik include personal use of a company car, our matching contribution to our 401(k) defined contribution plan for the benefit of Mr. Skolnik and the dollar value of life insurance premiums paid by us with respect to life insurance for the benefit of Mr. Skolnik.

(5)	The amounts shown in the “All Other Compensation” column for Mr. Horvath include personal use of a company car, our matching contribution to our 401(k) defined contribution plan for the benefit of Mr. Horvath and the dollar value of life insurance premiums paid by us with respect to life insurance for the benefit of Mr. Horvath.

(6)	Mr. Nikoo was reassigned from his duties as the Company’s Vice President – Engineering, Chief Technical Officer on July 17, 2018 and, as a result, was not serving as an executive officer of the Company as of the end of 2018.

(7)	The amounts shown in the “All Other Compensation” column for Mr. Nikoo include personal use of a company car, our matching contribution to our 401(k) defined contribution plan for the benefit of Mr. Nikoo and the dollar value of life insurance premiums paid by us with respect to life insurance for the benefit of Mr. Nikoo.

Compensation Arrangements

Other than our current standard employee severance policy applicable to all salaried employees, which entitles them, upon involuntary termination without cause, to one week of pay for each year of service up to a maximum of six weeks of pay, we have no employment, severance or change-of-control agreements with any of our named executive officers, each of whom is employed by us on an at-will basis. Our named executive officers serve at the will of the Board, which enables us to terminate their employment with discretion as to the terms of any severance arrangement beyond our current standard policy.

We maintain group term life insurance for our employees, including our named executive officers, for which each participating employee designates his or her own beneficiary. In March, 2011, our Board of Directors, upon the recommendation of the Compensation Committee, approved the purchase of a supplemental life insurance policy on the life of Mr. Pallé, our Chief Executive Officer and President. The supplemental life insurance is a ten-year level term policy with a death benefit of $400,000 payable to the beneficiary designated by Mr. Pallé.

Executive Officer Bonus Plan

As described above under “Summary of Compensation Objectives and 2018 Compensation,” we provide our executives with an annual opportunity to earn cash incentive awards through the Executive Officer Bonus Plan. The performance goals are expressed in terms of (a) one or more corporate or divisional earnings-based measures (which may be based on net income, operating income, cash flows, or any combination thereof) and/or (b) one or more corporate or divisional sales-based measures. Each such goal may be expressed on an absolute and/or relative basis, may employ comparisons with our past performance (including one or more divisions) and/or the current or past performance of other companies, and in the case of earnings-based measures, may employ comparisons to capital, stockholders’ equity and shares outstanding. Performance goals need not be uniform among participants, but they have been in recent years.

After our financial results for a fiscal year have been determined, the Compensation Committee will certify the level of performance goal attainment and the potential bonus payment for each participant. The Compensation Committee has full authority to decrease the amount that would otherwise be payable to any participant for a fiscal year.

For the 2018 fiscal year, all of the named executed officers were participants under the Executive Bonus Plan. The participants were entitled to share in a Bonus Pool (“Bonus Pool”) based upon a subjectively determined allocation, which took into account the relative compensation levels of the executives as well as other subjective factors related to overall job performance in 2018, such as the ease with which the executive could be replaced, whether further opportunities for advancement within Blonder existed for the executive, teamwork skills, perceived efforts, interpersonal relationships and overall job performance. The Bonus Pool for 2018 was equal to the lesser of (i) the sum of the base salary of all participants in the aggregate, or (ii) the sum of (a) 10% of the first $1 million of our pre-tax income, plus (b) 15% of the next $1 million of our pre-tax income, plus (c) 20% of the next $1 million of our pre-tax income, plus (d) 25% of the next $1 million of our pre-tax income, plus (e) 20% of the next $1 million of our pre-tax income, plus (f) 10% of our pre-tax income in excess of $5 million, all as set forth on our audited financial statements (in all cases calculated before taking into account any accrual for such Bonus Pool and without regard to the impact, if any, that the consummation of the sale of the Old Bridge Facility would have had on the determination of the Company’s pre-tax net income, had such sale occurred in 2018). Further, no bonus would be paid to any participant unless the Bonus Pool (calculated in the manner described above) equaled or exceeded $90,000. Based upon our reported pre-tax income for 2018, no bonuses were paid to our named executive officers relating to such year.

Employee Benefit Plans

In May 2005, our stockholders approved the adoption of the Blonder Tongue Laboratories, Inc. 2005 Employee Equity Incentive Plan (the “Original 2005 Employee Plan”). Our stockholders approved an amendment and restatement in its entirety of the Original 2005 Employee Plan in May 2014 (as amended and restated, the “A&R 2005 Employee Plan”) which, among things (i) increased the number of shares of Common Stock available for issuance under the A&R 2005 Employee Plan, (ii) extended the term of the A&R 2005 Employee Plan to February 7, 2024, (iii) made awards under the A&R 2005 Employee Plan subject to clawback provisions under applicable law or under policies that may be adopted by us from time to time, and (iv) prohibited repricing of stock options absent advance stockholder approval. In addition, at our annual meeting in 2018, stockholders approved an amendment to the A&R 2005 Employee Plan to increase the number of shares available for grants and awards under the 2016 Employee Plan by 100,000.

The A&R 2005 Employee Plan is administered by the Compensation Committee of the Board of Directors. Under the A&R 2005 Employee Plan, our executive officers and other key employees, as determined by the Compensation Committee, are eligible to receive equity-based awards from time to time as determined by the Compensation Committee. Under the A&R 2005 Employee Plan, our executive officers and other key employees may be awarded stock options to purchase a number of shares of Common Stock (“Stock Options”), stock appreciation rights to receive the excess, if any, of the fair market value of a specified number of shares of Common Stock at the time of exercise over the grant price (“SARS”), stock awards at no cost to the executive officer or key employee (“Stock Awards”), which may be either restricted stock or unrestricted stock, or performance based awards to receive a number of shares of Common Stock if certain performance goals are met (“Performance Awards”). Each grant of a Stock Option, SAR, Stock Award or Performance Award will be subject to a written Award Agreement which shall specify the terms and conditions of the grant as determined by the Compensation Committee, provided, however, that the exercise price for any Stock Options or SARS granted shall not be less than the fair market value of the underlying Common Stock on the date of grant. The A&R 2005 Employee Plan expires on February 7, 2024.

At our 2016 Annual Meeting, our stockholders approved the adoption of the Blonder Tongue Laboratories, Inc. 2016 Employee Equity Incentive Plan (the “2016 Employee Plan”), which supplements the A&R 2005 Employee Plan.

The 2016 Employee Plan is administered by the Compensation Committee of the Board of Directors. Under the 2016 Employee Plan, our executive officers and other key employees, as determined by the Compensation Committee, are eligible to receive equity-based awards from time to time as determined by the Compensation Committee. The 2016 Employee Plan authorizes the award of up to a maximum of 1,000,000 shares. Any shares subject to an award issued under the 2016 Employee Plan which is terminated, canceled, expired or forfeited for any reason will again be available for the grant of an award. Under the 2016 Employee Plan, our executive officers and other key employees may be awarded Stock Options, SARS, Stock Awards, which may be either restricted stock or unrestricted stock, and Performance Awards. Each grant of a Stock Option, SAR, Stock Award or Performance Award will be subject to a written Award Agreement which shall specify the terms and conditions of the grant as determined by the Compensation Committee, provided, however, that the exercise price for any Stock Options or SARS granted shall not be less than the fair market value of the underlying Common Stock on the date of grant. Awards under the 2016 Employee Plan are subject to clawback provisions under applicable law or under policies that may be adopted by us from time to time, and Stock Options awarded under the 2016 Employee Plan cannot be re-priced absent advance stockholder approval. The 2016 Employee Plan expires on February 4, 2026. At our 2017 Annual Meeting, stockholders approved an amendment to the 2016 Employee Plan to increase the annual individual award limits relating to stock options and stock appreciation rights from 100,000 to 250,000 shares of Common Stock. At 2018 Annual Meeting, stockholders approved an amendment to the 2016 Employee Plan to increase the number of shares available for grants and awards under the 2016 Employee Plan by 2,000,000.

In May 2018, Mr. Pallé was awarded options to purchase 100,000 shares of our Common Stock, Mr. Skolnik was awarded options to purchase 42,500 shares of our Common Stock, Mr. Horvath was awarded options to purchase 42,500 shares of our Common Stock and Mr. Nikoo was awarded options to purchase 42,500 shares of our Common Stock. In each case, such options vest over three years in equal yearly installments on the yearly anniversary of the award date.

Retirement Benefits

Each of the named executive officers is eligible to participate in our 401(k) Savings and Investment Retirement Plan, which covers all full time employees and is qualified under Section 401(k) of the Internal Revenue Code. Under this plan, we match 50% of each participating employee’s salary deferral up to a maximum match of 3% of eligible compensation.

Outstanding Equity Awards Table

The following table discloses for each named executive officer all shares of our Common Stock underlying unexercised options as of December 31, 2018.

Outstanding Equity Awards At December 31, 2018
	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Yet Vested ($)
Robert J. Pallé.	50,000	-		$1.925	03/23/2021	8,333	9,250
	50,000	-		$1.050	05/17/2022
	50,000	-		$1.000	05/17/2023
	50,000	-		$0.940	05/23/2024
	100,000	-		$0.395	12/10/2025
	100,000	-		$0.620	08/17/2026
	20,833	41,667	(2)	$0.550	04/04/2027
	12,500	25,000	(2)	$0.550	04/04/2027
	50,000	100,000	(3)	$0.560	05/23/2027
	-	100,000	(4)	$0.870	05/15/2028

Eric Skolnik	25,000	-		$1.925	03/23/2021	8,333	9,250
	25,000	-		$1.050	05/17/2022
	25,000	-		$1.000	05/17/2023
	25,000	-		$0.940	05/23/2024
	12,500	25,000	(2)	$0.550	04/04/2027
	-	42,500	(4)	$0.870	05/15/2028

Allen Horvath	10,000	-		$1.925	03/23/2021	8,333	9,250
	15,000	-		$1.050	05/17/2022
	25,000	-		$1.000	05/17/2023
	25,000	-		$0.940	05/23/2024
	12,500	25,000	(2)	$0.550	04/04/2027
	-	42,500	(4)	$0.870	05/15/2028

(1)	All option awards were made under the A&R 2005 Employee Plan, as amended, or the 2016 Employee Plan.

(2)	This option vests in three equal installments on April 4, 2018, 2019 and 2020, subject to continued employment with Blonder.

(3)This option vests in three equal installments on May 23, 2018, 2019 and 2020, subject to continued employment with Blonder.

(4)This option vests in three equal installments on May 15, 2019, 2020 and 2021, subject to continued employment with Blonder.

PROPOSAL 2 – ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to the requirements of Section 14A of the Securities Exchange Act of 1934, as amended, we are providing our stockholders with the opportunity to vote on a non-binding, advisory resolution to approve the compensation of our named executive officers. The compensation details for our named executive offers are provided in the “Executive Compensation” section of this Proxy Statement. This proposal, commonly known as a “Say on Pay” proposal, gives our stockholders the opportunity to endorse or not endorse our executive officer pay program. This vote is not intended to address any specific item of our compensation program, but rather to address the Company’s overall approach to executive compensation as disclosed in this Proxy Statement in accordance with SEC rules.

Stockholders are encouraged to carefully review the “Executive Compensation” section of this Proxy Statement, including the “Summary of Compensation Objectives and 2018 Compensation,” along with the Summary Compensation Table and other related compensation tables and narrative disclosure included in this Proxy Statement, which provide detailed information on the compensation of our named executive officers.  This information is included on pages 14 through 19 of this Proxy Statement.

Our compensation program has been designed to promote a performance-based culture which aligns the interests of our named executive officers and other officers with the interests of our stockholders.  Our compensation program has historically been designed to make a meaningful portion of executive pay variable, subject to increase when performance targets are achieved. Our program includes both cash incentive compensation and equity-based compensation elements. The opportunity to receive annual incentive cash compensation is tied to the achievement of specified performance objectives and is typically limited to not more than 100% of an executive officer’s annual base salary. In addition, a portion of our named executive officers’ compensation is based on equity awards, including awards, in some instances, with vesting requirements. The vesting requirements are intended to create long-term incentives as the executive only benefits if our stock price appreciates over the long-term and, in most cases, continues the executive’s employment with the Company. With respect to termination, severance and change of control compensation arrangements, as a general matter, other than our standard employee severance policy applicable to all salaried employees, we are not required to provide any severance, change of control or termination pay or benefits to any named executive officer, and they are not entitled to any tax gross-up payments in connection with any of our compensation programs.

We believe our compensation program aligns the named executive officers’ compensation with the Company’s short-term and long-term performance and provides the compensation and incentives needed to attract, motivate and retain key executives who are important to our success.

The Compensation Committee and the Board strongly support our compensation program and ask stockholders to vote in favor of the following non-binding, advisory resolution:

“Resolved, that the stockholders of Blonder Tongue Laboratories, Inc. hereby approve the compensation of the Company’s named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the compensation tables and related narrative disclosures.”

Because this stockholder vote is advisory, it will not be binding on the Compensation Committee and the Board. However, the Compensation Committee and the Board expect to take into account the outcome of the vote when considering future executive compensation decisions.

Recommendation of the Board of Directors

Our Board recommends that stockholders vote FOR the advisory resolution approving the compensation of our named executive officers.

Proxies received by the Board will be voted FOR the advisory resolution approving the compensation of our named executive officers unless stockholders specify in their proxies a contrary choice.

PROPOSAL 3 – ADVISORY VOTE ON THE FREQUENCY OF

FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

Pursuant to the requirements of Section 14A of the Securities Exchange Act of 1934, as amended, we are providing our stockholders with the opportunity to vote on a non-binding, advisory resolution on whether future advisory votes on executive compensation, such as the one set forth in Proposal 2 above, should occur every year, every two years or every three years. By voting on this proposal, stockholders may indicate whether they would prefer an advisory vote on executive compensation every year (one year), every two years or every three years.

After careful consideration, the Board has determined that holding an advisory vote on executive compensation every three years is the most appropriate policy for the Company at this time and recommends that the stockholders vote for future advisory votes on executive compensation to occur every three years (or triennially).

The Board believes that a triennial vote will give our stockholders the opportunity to more fully assess the success or failure of our long-term compensation strategies and the related business outcomes with the hindsight of three years of corporate performance. As noted above in “Summary of Compensation Objectives and 2018 Compensation,” long-term compensation is a key component of our compensation program and aligns the interests of our executives with our stockholders. The Board intends that our compensation program be responsive to stockholders’ concerns, but is concerned that annual votes on the program could foster a short-term focus that may undermine some of our long-term incentives and distract management from its long-term goals.

In addition, a triennial approach provides regular input by stockholders, while allowing the Board of Director adequate time to review and respond to stockholders’ views on executive compensation and to implement changes to compensation programs and policies as appropriate. Lastly, holding a triennial vote will minimize the administrative, compliance and other corporate expenses associated with holding “Say on Pay” votes more frequently.

Stockholders will be able to specify one of four choices for approval on their proxy cards: one year, two years, three years or abstain. Stockholders are not voting to approve or disapprove the Board’s recommendation, but rather to indicate their own choice among these frequency options.

Because this stockholder vote is advisory, it will not be binding on the Board. However, the Board appreciates that our stockholders may have varying views on the frequency of future advisory votes. Therefore, the Board expects to take into account the outcome of the vote, along with other relevant factors, when considering the timing of future advisory votes on executive compensation.

Recommendation of the Board of Directors

Our Board recommends that stockholders vote for conducting future advisory votes on executive compensation every THREE YEARS.

Proxies received by the Board will be so voted unless stockholders specify in their proxies a contrary choice.

PROPOSAL 4 – RATIFICATION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected Marcum LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2019. Marcum LLP has been our independent registered public accounting firm since October 24, 2005. We have been advised by Marcum LLP that neither it nor any member thereof has any financial interest, direct or indirect, in us or any of our subsidiaries, in any capacity. One or more representatives of Marcum LLP is expected to be present at this year’s Annual Meeting of Stockholders and will have the opportunity to make a statement if he or she desires to do so and to answer appropriate questions from stockholders.

Although the submission of the appointment of Marcum LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019 to a vote of our stockholders is not required by our Bylaws, the Board is submitting it to stockholders to ascertain their views. If our stockholders do not ratify the appointment, we will not be bound to seek another independent registered public accounting firm for 2019, but the selection of another independent registered public accounting firm will be considered in future years.

Audit and Other Fees Paid to Independent Registered Public Accounting Firm

The following table presents fees billed by Marcum LLP for professional services rendered for the years ended December 31, 2018 and December 31, 2017.

Services Rendered	2018	2017
Audit Fees	$233,247	$230,232
Audit-Related Fees	33,000	32,500
Tax Fees	26,000	26,000
All Other Fees	-	-

Total Fees	$292,247	$288,732

Audit Fees

The audit fees for fiscal years 2018 and 2017 were billed or expected to be billed for professional services rendered by Marcum LLP for the audit of our annual financial statements, the audit of our internal controls over financial reporting, the reviews of the financial statements included in our Quarterly Reports on Form 10-Q, and assistance with earnings announcements furnished by us in our Current Reports on Form 8-K.

Audit-Related Fees

The audit-related fees for fiscal years 2018 and 2017 consisted principally of audits of our pension and 401(k) plans.

Tax Fees

Tax fees for fiscal years 2018 and 2017 consisted principally of preparing our U.S. federal and state income tax returns.

Our Audit Committee has reviewed the non-audit services currently provided by our independent registered public accounting firm during 2018 and 2017 and has considered whether the provision of such services is compatible with maintaining the independence of such independent registered public accounting firm in performing its audit services. Based on such review and consideration, the Audit Committee has determined that the provision of such non-audit services is compatible with maintaining the independence of the independent registered public accounting firm.

Pre-Approval Policy for Services by Independent Registered Public Accounting Firm

Our Audit Committee has implemented pre-approval policies and procedures for the engagement of our independent registered public accounting firm for both audit and permissible non-audit services. Under these policies and procedures, all services provided by the independent registered public accounting firm must either (i) be approved by our Audit Committee prior to the commencement of the services, (ii) relate to assisting us with tax audits and appeals before a taxing authority or be services associated with periodic reports or registration statements filed by us with the SEC, all of which services are pre-approved by our Audit Committee, or (iii) be a de minimis non-audit service (as described in Rule 2-01(c)(7)(i)(C) of the SEC’s Regulation S-X) that does not have to be pre-approved as long as management promptly notifies our Audit Committee of such service and our Audit Committee approves it prior to the service being completed. Within these parameters, our Audit Committee annually approves the scope and fees payable for the year end audit, statutory audits and employee benefit plans audits to be performed by the independent registered public accounting firm for the next fiscal year. Our Audit Committee also may delegate pre-approval authority for permissible non-audit services to the Audit Committee’s Chairman. Any approvals of non-audit services made by our Audit Committee’s Chairman are then reported by him at the next Audit Committee meeting. All of the services provided by our independent registered public accounting firm during fiscal year 2018 and fiscal year 2017 were approved in accordance with our pre-approval policies and procedures. None of the services were approved pursuant to Rule 2-01(c)(7)(i)(C) of the SEC’s Regulation S-X.

Recommendation of the Board of Directors

Our Board recommends that stockholders vote FOR the ratification of the appointment of Marcum LLP as our independent registered public accounting firm for the 2019 fiscal year.

Proxies received by the Board will be voted FOR the ratification of the appointment of Marcum LLP as our independent registered public accounting firm for the 2019 fiscal year unless stockholders specify in their proxies a contrary choice.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On March 28, 2016, the Company, Robert J. Pallé and Carol Pallé, James H. Williams and Steven Shea (the “Lenders”), entered into an Amended and Restated Senior Subordinated Convertible Loan and Security Agreement (the “Loan Agreement”) pursuant to which the Lenders agreed to lend the Company up to $750,000. Mr. Pallé is the President and Chief Executive Officer of the Company, and also serves as a director of the Company. Mrs. Pallé is an employee of the Company and the spouse of Mr. Pallé. Mr. Shea is our Chairman of the Board and a director of the Company. Mr. Williams is a director of the Company. On March 21, 2017, the Loan Agreement was amended. The Loan Agreement and the subsequent amendment, and the transactions provided therein were approved, in each instance, by the Company’s independent directors (and in the case of the transactions involving Messrs. Shea and Williams, by the Company’s independent directors other than Messrs. Shea and Williams). Interest on the outstanding balance under the Loan Agreement accrued at 12% per annum (subject to increase under certain circumstances) and was payable monthly in-kind by the automatic increase of the principal amount of the loan on each monthly interest payment date, by the amount of the accrued interest payable at that time (“PIK Interest”); however, the Company had the option (which it never exercised) to pay interest in cash on any interest payment date, in lieu of PIK Interest. Each of the Lenders had the option of converting the principal balance of the loan attributable to such Lender, in whole (unless otherwise agreed by the Company), into shares of the Company’s common stock at a conversion price of $0.54 per share (subject to adjustment under certain circumstances). The obligations to pay, satisfy and discharge the obligations under the Loan Agreement were secured by security interests in and liens upon certain specified collateral, including certain mortgages in favor of the Lenders and the Agent under the Loan Agreement (the “Subordinated Mortgages”). As of December 31, 2018 the Lenders had advanced $500,000 to the Company and $39,000 of PIK interest was accrued in the year ended December 31, 2018.

On April 17, 2018, Robert J. Pallé and Carol Pallé exercised their conversion rights and converted $454,731 ($350,000 principal and $104,731 of accrued interest) of their loan (representing the entire amount of principal and interest outstanding and held by Mr. and Mrs. Pallé on that date) into 842,095 shares of the Company’s common stock.

On October 9, 2018, James H. Williams exercised his conversion right and converted $67,000 ($50,000 principal and $17,000 of accrued interest) of his loan (representing the entire amount of principal and interest outstanding and held by Mr. Williams on that date) into 125,193 shares of the Company’s common stock.

In connection with and in anticipation of the completion of the sale of the Company’s Old Bridge Facility, on January 24, 2019, the Company and the Lenders entered into a Debt Conversion and Lien Termination Agreement (the “Conversion and Termination Agreement”). As of the date of the Conversion and Termination Agreement, the Company was indebted to Mr. Shea for the principal and accrued interest relating to a $100,000 loan advanced by him under the Loan Agreement (the “Shea Indebtedness”). In addition, as of the date of the Conversion and Termination Agreement Robert J. Pallé and Carol Pallé remained subject to a commitment to lend the Company up to an additional $250,000 (the “Additional Commitment”). The Conversion and Termination Agreement provided for (i) the full payment of the Shea Indebtedness (unless such amounts were converted into shares of the Company’s Common Stock prior to repayment), (ii) the termination of the Additional Commitment and (iii) the release and termination of all liens and security interests in the collateral relating to the loans, including with respect to the Subordinated Mortgages, each to become effective as of the closing of the sale of the Old Bridge Facility. In connection with the execution and delivery of the Conversion and Termination Agreement, Mr. Shea provided the Company with a notice of conversion, and upon completion of the sale of the Old Bridge Facility, as of February 1, 2019, was issued 259,983 shares of Company Common Stock in full satisfaction of the Shea Indebtedness.

One of our Directors, Gary P. Scharmett, is a partner at the law firm of Stradley Ronon Stevens & Young, LLP, which serves as our outside counsel. For the 2018 and 2017 fiscal years, we were billed fees for legal services by this firm in the aggregate amount of $752,300 and $358,071, respectively. Mr. Scharmett’s interest in these fees arises from his minority ownership interest as a partner at this firm. In the Company’s opinion, the terms of such services were substantially equivalent to those which would have been obtained from unaffiliated parties.

The Company has a Code of Ethics (the “Code”) that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer. The Code is available on our website at www.blondertongue.com. We intend to satisfy the disclosure requirements of Form 8-K with respect to any waivers of or amendments to the Code with respect to certain officers by posting such disclosures on our website at www.blondertongue.com. We may, however, elect to disclose any such amendment or waiver in a Current Report on Form 8-K filed with the SEC in addition to or in lieu of the website disclosure. The information on, or that can be accessed through our website is not, and shall not be deemed to be, a part of this Proxy Statement or incorporated into any other filings that we make with the SEC.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our Directors and executive officers, and persons who are the beneficial owners of more than ten percent of our Common Stock, to file with the SEC, initial reports of ownership and reports of changes in ownership of Common Stock. Such Directors, executive officers and stockholders (collectively, “Reporting Persons”) are additionally required to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on review of the copies of such reports furnished to us or written representations that no reports were required with respect to 2018, we believe that all Section 16(a) filing requirements applicable to Reporting Persons were complied with on a timely basis during 2018, except that (1) Anthony J. Bruno filed a late Form 4 reporting a transaction dated April 4, 2018 (filed April 13, 2018), (2) Charles E. Dietz filed a late Form 4 reporting a transaction dated April 4, 2018 (filed April 13, 2018), (3) James F. Williams filed a late Form 4 reporting a transaction dated April 4, 2018 (filed April 13, 2018), (4) James H. Williams filed a late Form 4 reporting a transaction dated April 4, 2018 (filed April 13, 2018), (5) Stephen K. Necessary filed a late Form 4 reporting a transaction dated April 4, 2018 (filed April 13, 2018), (6) Gary P. Scharmett filed a late Form 4 reporting a transaction dated April 4, 2018 (filed April 13, 2018), (7) Steven L. Shea filed a late Form 4 reporting a transaction dated April 4, 2018 (filed April 13, 2018), (8) Anthony J. Bruno filed a late Form 4 reporting a transaction dated September 20, 2018 (filed November 20, 2018), (9) James H. Williams filed a late Form 4 reporting a transaction dated October 9, 2018 (filed April 17, 2019), (10) Edward R. Grauch filed a late Form 4 reporting a transaction dated November 27, 2018 (filed November 30, 2018) and (11) Edward R. Grauch filed a late Form 4 reporting a transaction dated December 14, 2018 (filed December 20, 2018),

STOCKHOLDER PROPOSALS

Stockholder Proposals for Inclusion in the 2020 Proxy Statement

Any stockholder who, in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, wishes to present a proposal for inclusion in the proxy materials to be distributed in connection with our 2020 annual meeting of stockholders must submit the proposal so that it is received by our Chief Financial Officer at our principal executive office, One Jake Brown Road, Old Bridge, New Jersey 08857, on or before December 26, 2019 and must comply in all other respects with applicable SEC rules, including Rule 14a-8. If the date of the 2020 annual meeting is changed by more than 30 days from the date of the 2019 annual meeting, then the deadline for receipt of the proposal would be a reasonable time before we begin to print and send our proxy materials.

Director Nominations for the 2020 Annual Meeting

Our Bylaws, as currently in effect, require advanced notice of any stockholder proposal for nomination of candidates for election as a Director. To be properly made, any stockholder proposal for nomination of candidates for election as a Director must meet the timing, procedural and substantive requirements provided in our Bylaws. Any proposal must be delivered to our Corporate Secretary at our principal executive office, One Jake Brown Road, Old Bridge, New Jersey 08857. To be timely, a stockholder's notice must be delivered to, or mailed and received at, the principal executive offices of the corporation not less than 60 days prior to the scheduled annual meeting, regardless of any postponements, deferrals or adjournments of that meeting to a later date; provided, however, that if less than 70 days' notice or prior public disclosure of the date of the scheduled annual meeting is given or made, notice by the stockholder, to be timely, must be so delivered or received not later than the close of business on the tenth day following the earlier of the day on which such notice of the date of the scheduled annual meeting was mailed or the day on which such public disclosure was made. The notice must also provide the information specified in our Bylaws, and we may require that any nominee furnish such other information as may reasonably be required for the Company to determine the eligibility of such proposed nominee to serve as a Director.

Other Proposals for 2020 Annual Meeting

Our Bylaws, as currently in effect, also require advanced notice of any stockholder proposal for business to be proposed for action at our annual meetings other than nomination of candidates for elections as a Director. Notice of any such stockholder proposal must be received by our Corporate Secretary at our principal executive office, One Jake Brown Road, Old Bridge, New Jersey 08857 not less than 60 days before the date on which we first sent our proxy materials for our annual meeting of stockholders for the previous year; provided, however, that if during the prior year we did not hold an annual meeting, or if the date of the meeting has changed more than 30 days from the prior year, then notice must be delivered to, or mailed and received, not less than 60 days before the date on which we publicly announced as the date we expect to first send proxy materials for the annual meeting of stockholders for the current year. In addition to meeting the submission deadline, the stockholder must also have complied with all applicable procedural and substantive requirements set forth in our Bylaws.

ANNUAL REPORT ON FORM 10-K

A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2018 ACCOMPANIES THIS PROXY STATEMENT. WE WILL FURNISH TO EACH PERSON WHOSE PROXY IS BEING SOLICITED, UPON WRITTEN REQUEST, ANY EXHIBIT DESCRIBED IN THE LIST OF EXHIBITS INCLUDED IN THE FORM 10-K, UPON THE PAYMENT, IN ADVANCE, OF REASONABLE FEES RELATED TO OUR FURNISHING SUCH EXHIBIT(S). REQUESTS FOR COPIES OF SUCH EXHIBIT(S) SHOULD BE DIRECTED TO OUR CHIEF FINANCIAL OFFICER AT OUR PRINCIPAL ADDRESS AS SHOWN ON THE COVER PAGE OF THIS PROXY STATEMENT.

By Order of the Board of Directors

Eric Skolnik
Secretary

Date: April 26, 2019

Old Bridge, New Jersey

BLONDER TONGUE LABORATORIES, INC.

One Jake Brown Road

Old Bridge, NJ 08857

PROXY CARD FOR ANNUAL MEETING OF STOCKHOLDERS

May 30, 2019

THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Eric Skolnik and Steven L. Shea, and either of them (with full power to act alone), as Proxies of the undersigned, each with the power to appoint his substitute, and hereby authorizes them to vote, as designated on this Proxy Card, all shares of Common Stock of Blonder Tongue Laboratories, Inc. held of record by the undersigned on the record date of April 15, 2019, at the Annual Meeting of Stockholders to be held on May 30, 2019 and at any postponements or adjournments thereof, all as in accordance with the Notice of Annual Meeting of Stockholders and Proxy Statement furnished with this Proxy.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF

BLONDER TONGUE LABORATORIES, INC.

May 30, 2019

Important Notice Regarding the Availability of Proxy Materials

for the Stockholder Meeting to be Held on May 30, 2019

The Proxy Statement and Annual Report to Stockholders are available at:

http://www.astproxyportal.com/ast/07796

Please sign, date and mail

your Proxy Card in the

envelope provided as soon

as possible.

  â   Please detach along perforated line and mail in the envelope provided.  â

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL NOMINEES” FOR THE ELECTION OF DIRECTORS, “FOR” PROPOSALS 2 AND 4, AND IN FAVOR OF “THREE YEARS” FOR PROPOSAL 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE: ☒

1	Election of three Class III Directors to hold office until the 2022 Annual Meeting of Stockholders.				FOR	AGAINST	ABSTAIN

	☐ FOR ALL NOMINEES	NOMINEES:	2	Advisory vote to approve executive compensation.	☐	☐	☐

	☐ WITHHOLD AUTHORITY	¡ Charles E. Dietz		ONE YEAR	TWO YEARS	THREE YEARS	ABSTAIN
	FOR ALL NOMINEES	¡ James F. Williams	3	Advisory vote on the frequency of future advisory votes on executive compensation. ☐	☐	☐	☐
	☐ FOR ALL EXCEPT	¡ James H. Williams			FOR	AGAINST	ABSTAIN
	(See Instruction below)		4	Proposal to ratify the appointment of Marcum LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2019.	☐	☐	☐

	INSTRUCTION: To withhold authority to vote for any individual nominee(s) mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold as shown here: ●		In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting and at any postponements or adjournments thereof.
			This Proxy when properly executed will be voted in the manner directed by the stockholder. If no direction is made on this Proxy Card, this Proxy will be voted FOR ALL NOMINEES, FOR Proposals 2 and 4, and in favor of “THREE YEARS” for Proposal 3.

	To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account my not be submitted via this method. ☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.